Exhibit 3.1

         State of Delaware

        Secretary of State

    Division of Corporations

Delivered 01:16 RM 06/11/2013

FILED 01:12 PM 06/11/2013

SRV 130761110 - 2033004 FILE

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

NTN BUZZTIME, INC.

NTN Buzztime, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.       This Certificate of Amendment (the "Certificate of Amendment") hereby amends the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") as set forth herein.

2.       The first sentence of Article IV of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"The total number of shares of stock which the corporation shall have authority to issue is 178,000,000 shares, of which 168,000,000 shares shall be Common Stock, par value $.005 per share, and 10,000,000 shall be Preferred Stock, par value $.005 per share."

3.       The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.       All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Kendra Berger, its duly authorized officer, this 7th day of June, 2013.

By:/s/ Kendra Berger
Name: Kendra Berger
Title: Chief Financial Officer and Secretary